EXHIBIT 23

                      [GARY A. LaPALME, C.P.A. LETTERHEAD]



May 12, 1998




To:  Whom it May Concern:

Re:  Golden Phoenix Minerals, Inc.

I consent to the use of my name in connection with the audit of Golden Phoenix Minerals, Inc. for the year ended December 31, 1997.

Thank you.



/s/ Gary A. LaPalme

Gary A. LaPalme, C.P.A.
Certified Public Accountant